4.31

GIANFRANCO PUOPOLO
C.F. PPL GFR 64B12 F839B Via Giustino Fortunato 62 00191 Roma

Tel: +39 335 34 94 99
+39 06 8558556
Fax: +39 06 855 8548

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                            FATTURA N. 3 del 28/03/04
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Client

BioGentech,Corp.
ConsumerAffairs
2445CabeWay
Suite150
Irvine, CA 92614

Attn.  Chas or Radul Radovich

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                                                Description
Amount Euro
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Work performed on behalf of Biogentech, Corp.
15,800
>From January 22 to February 28:

Review of documents sent by Biogentec, review of documents provided by Modofood S.p.A. meetings in Milan w/Mr. Castoldi and Mr. Boella (3 meetings), meeting w/Modofood's attorney Mr. Bartalini correspondence w/Biogentec's representatives, telephone conferences with Biogentec representatives, study of documentation for due diligence purposes, draft memoranda and opinion letters re: acquisition process, draft letter of intent and NDA, review of amendments made by Biogentec, search with local Courts (Brescia/Trento) for lawsuits against Modofood, search with Data Base of Chamber of Commerce of Brescia, Trento, Catanzaro





TOTAL FEES                                        15,800







Exempt from VAT according to Art. 7, para. 4, section e) of DPR No. 633 of 26/10/72 and subsequent modifications.